Exhibit 99.1

Nasdaq Panel Grants TransCode Therapeutics Extension for Continued Listing on The Nasdaq Stock Market Subject to Conditions

October 27, 2023

BOSTON, Oct. 27, 2023 (GLOBE NEWSWIRE) -- TransCode Therapeutics, Inc. (Nasdaq: RNAZ), (the “Company”), an RNA oncology company committed to more effectively treating cancer using RNA therapeutics, today announced The Nasdaq Hearings Panel (“Panel”) granted the Company’s request to continue its listing on The Nasdaq Stock Market (“Nasdaq” or the “Exchange”.) Based on information the Company presented to the Panel, the Panel granted the Company’s request for an exception until January 22, 2024, subject to the conditions outlined below.

The letter received from the Panel stated that the continued listing extension was subject to, (1) on or before November 14, 2023, following the filing of its Form 10-Q for the period ended September 30, 2023, the Company providing a detailed update to the Panel regarding its meeting the stockholders’ equity requirement and (2) on or before January 22, 2024, the Company providing an update to the Panel on how it demonstrates long-term compliance with the stockholders equity requirement. The letter stated that the Panel does not have discretion to grant continued listing on Nasdaq beyond January 22, 2024 if the Company has not regained compliance with the stockholder’s equity requirement. The letter also stated that the Panel reserves the right to reconsider the terms of this exception granting continued listing based on any event, condition or circumstance that exists or develops that would, in the opinion of the Panel, make continued listing of the Company’s securities on Nasdaq inadvisable or unwarranted. The Panel advised the Company that it is a requirement during this exception period that the Company provide prompt notification of any significant events that occur during this time that may affect the Company’s compliance with Nasdaq requirements, including prompt advance notice of any event that may call into question the Company’s ability to meet the terms of the exception granted.

About TransCode Therapeutics

TransCode is an RNA oncology company created on the belief that cancer can be more effectively treated using RNA therapeutics. Using its iron oxide nanoparticle delivery platform, the Company has created a portfolio of drug candidates designed to target a variety of tumor types with the objective of significantly improving patient outcomes. The Company’s lead therapeutic candidate, TTX-MC138, is focused on treating metastatic cancer, which is believed to cause approximately 90% of all cancer deaths totaling over nine million per year worldwide. The Company believes that TTX-MC138 has the potential to dramatically improve clinical outcomes in a range of cancers, including breast, pancreatic, ovarian and colon, glioblastomas and others. Another of the Company’s drug candidates, TTX-siPDL1, focuses on treating tumors by targeting a protein called Programmed death-ligand 1 (PD-L1). TransCode also has three cancer-agnostic programs: TTX-RIGA, an RNA–based agonist of the retinoic acid-inducible gene I designed to drive an immune response in the tumor microenvironment; TTX-CRISPR, a CRISPR/Cas9–based therapy platform for the repair or elimination of cancer-causing genes inside tumor cells; and TTX-mRNA, an mRNA-based platform for the development of cancer vaccines designed to activate cytotoxic immune responses against tumor cells.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements concerning the continued listing of the Company’s stock on the Nasdaq Capital Market. Any forward-looking statements in this press release are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: the risk associated with drug discovery and development; the risk that the results of clinical trials we conduct will not be consistent with our pre-clinical studies or expectations; risks associated with the timing and outcome of TransCode’s planned regulatory submissions; risks associated with TransCode’s planned clinical trials for its product candidates; risks associated with obtaining, maintaining and protecting intellectual property; risks associated with TransCode’s ability to enforce its patents against infringers and defend its patent portfolio against challenges from third parties; the risk of competition from other companies developing products for similar uses; risks associated with TransCode’s financial condition and its need to obtain additional funding to support its business activities, including TransCode’s ability to continue as a going concern; risks associated with TransCode’s dependence on third parties; and risks associated with the COVID-19 coronavirus. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause TransCode’s actual results to differ from those contained in or implied by the forward-looking statements, see the section entitled “Risk Factors” in TransCode’s Annual Report on Form 10-K for the year ended December 31, 2022, as well as discussions of potential risks, uncertainties and other important factors in any subsequent TransCode filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release; TransCode undertakes no duty to update this information unless required by law.

For more information, please contact:

TransCode Therapeutics, Inc.

Alan Freidman, VP Investor Relations

alan.freidman@transcodetherapeutics.com